CHIMERIX.COM

December 27, 2023
Re:    Member of the Board of Directors of Chimerix, Inc.

Dear Ms. Decker:
It is my sincere pleasure, on behalf of Chimerix, Inc. (“Chimerix”), to offer you a position as a member of the Board of Directors (the “Board”) of Chimerix. Your appointment to the Board is contingent and effective upon your formal acceptance of this offer, which shall be evidenced by you signing below.
As compensation for your service as a member of the Board, you will receive a $40,000 annual retainer, and you will be eligible for additional cash retainer fees to the extent you serve on one or more committees of the Board, as provided in the Company’s Non-Employee Director Compensation Policy. You will also be granted a nonqualified stock option to purchase 100,000 shares of common stock pursuant to our 2013 Equity Incentive Plan (the “Plan”), at an exercise price equal to the closing price of Chimerix’s common stock on the date of your appointment to the Board. One-third of the shares subject to this option will vest on the one-year anniversary of the date of grant and the balance of the shares will vest in a series of 24 equal monthly installments thereafter, such that the option will be fully vested on the third anniversary of the date of grant, subject to your continued service through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).
At each annual stockholder meeting following which your term as a director continues, you will be entitled to receive a nonqualified stock option to purchase 60,000 shares of common stock pursuant to the Plan, which will vest and become exercisable over a one-year period following the date of grant, subject to your continued service through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).
Chimerix will also reimburse you for reasonable out-of-pocket travel expenses incurred in connection with your attendance at Board meetings.
If the terms of this letter are acceptable to you and you agree to serve as a member of the Board, please sign and date this letter below and return it to us via PDF or facsimile, retaining a copy for your records.
Very truly yours,
Mike Andriole
President, Chief Executive Officer and Director
Chimerix, Inc.

Accepted and agreed:

/s/ Lisa L Decker

Lisa L. Decker

Date:     28DEC2023

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2505 Meridian Parkway, Suite 100 Durham, NC 27713